EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2021 Fourth Quarter Results

LYNNWOOD, Wash., March 10, 2022 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the fourth quarter and year ended January 29, 2022.

Net sales for the fourth quarter ended January 29, 2022 (13 weeks) increased 4.6% to $346.7 million from $331.5 million in the fourth quarter ended January 30, 2021 (13 weeks). Compared to the fourth quarter ended February 1, 2020 (13 weeks), fourth quarter 2021 net sales increased 5.5%. Net income in the fourth quarter of fiscal 2021 was $38.2 million, or $1.70 per diluted share, compared to net income of $42.8 million, or $1.68 per diluted share, in the fourth quarter of the prior fiscal year. Net income for the fourth quarter of 2019 was $37.9 million, or $1.48 per diluted share.

Total net sales for fiscal 2021 (52 weeks) ended January 29, 2022 increased 19.5% to $1,183.9 million from $990.7 million reported for fiscal 2020 (52 weeks) ended January 30, 2021. Compared to the fiscal 2019 (52 weeks) ended February 1, 2020, net sales increased 14.5%. Net income for fiscal 2021 was $119.3 million, or $4.85 per diluted share, compared to net income for fiscal 2020 of $76.2 million, or $3.00 per diluted share, and compared to net income for fiscal 2019 of $66.9 million, or $2.62 per diluted share.

At January 29, 2022, the Company had cash and current marketable securities of $294.5 million compared to cash and current marketable securities of $375.5 million at January 30, 2021. The decrease in cash and current marketable securities was driven by share repurchases and capital expenditures partially offset by cash generated through operations. The Company repurchased 4.6 million shares during fiscal 2021 an average cost of $43.30 per share and a total cost of $198.4 million.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “Fiscal 2021 was a year of tremendous growth and record profitability for Zumiez. Our multi-year success is directly attributable to the execution of the long-term consumer centric growth strategy the Company has been building and evolving since its inception. This strategy, which requires significant agility in navigating the trend cycles and speed desired by our customer, has produced a 36.1% five-year compound annual growth rate in diluted earnings per share and generated $422 million in free cash flow over the same period. And in 2021, we further enhanced our shareholder value creation through the repurchase of 4.6 million shares or 18% of our common stock. We are pleased with our many recent accomplishments and we are excited about the opportunities to profitably expand our global reach in the years to come.”

Fiscal First Quarter-to-Date Sales

Total first quarter-to-date sales for the 35 days ended March 5, 2022 decreased 1.9%, compared with the same 35 day time period in the prior year ended March 6, 2021. First quarter-to-date as of March 5, 2022, the Company has repurchased an additional 1.2 million shares of stock at an average price of $44.47 and a total cost of $54.3 million.

Outlook

Given the positive impact of stimulus on net sales in the first quarter of fiscal 2021 and the current economic uncertainty, the Company anticipates that net sales for the first quarter of fiscal 2022 will be between $215 million and $221 million, down meaningfully to the prior year. With this reduction in sales the Company expects deleverage in the income statement related to both fixed costs as well as the re-introduction of expenses forgone in 2021 as a result of the COVID-19 pandemic such as store wages, training and travel. Earnings per diluted share for the quarter are expected to be break-even to positive $0.10 per diluted share.

The Company currently intends to open approximately 34 new stores in fiscal 2022, including up to 15 stores in North America, 14 stores in Europe and 5 stores in Australia.

Conference call Information

A conference call will be held today to discuss fourth quarter and fiscal 2021 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (844) 309-0606 (domestic) or (574) 990-9934 (international) followed by the conference identification code of 4186044.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of February 26, 2022, we operated 738 stores, including 602 in the United States, 52 in Canada, 67 in Europe and 17 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2021 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 29,	% of	January 30,	% of
	2022	Sales	2021	Sales
	(Unaudited)		(Unaudited)
Net sales	$346,677	100.0%	331,536	100.0%
Cost of goods sold	212,744	61.4%	201,913	60.9%
Gross profit	133,933	38.6%	129,623	39.1%
Selling, general and administrative expenses	82,198	23.7%	75,814	22.9%
Operating profit	51,735	14.9%	53,809	16.2%
Interest income, net	759	0.2%	881	0.3%
Other (expense) income, net	(1,462)	-0.4%	1,417	0.4%
Earnings before income taxes	51,032	14.7%	56,107	16.9%
Provision for income taxes	12,828	3.7%	13,310	4.0%
Net income	$38,204	11.0%	$42,797	12.9%
Basic earnings per share	$1.73		$1.71
Diluted earnings per share	$1.70		$1.68
Weighted average shares used in computation of earnings per share:
Basic	22,056		25,024
Diluted	22,451		25,462

	Fiscal Year Ended
	January 29,	% of	January 30,	% of
	2022	Sales	2021	Sales
	(Unaudited)
Net sales	$1,183,867	100.0%	$990,652	100.0%
Cost of goods sold	727,137	61.4%	640,637	64.7%
Gross profit	456,730	38.6%	350,015	35.3%
Selling, general and administrative expenses	298,920	25.3%	253,077	25.5%
Operating profit	157,810	13.3%	96,938	9.8%
Interest income, net	3,592	0.4%	3,518	0.3%
Other (expense) income, net	(891)	-0.1%	2,001	0.2%
Earnings before income taxes	160,511	13.6%	102,457	10.3%
Provision for income taxes	41,222	3.5%	26,230	2.6%
Net income	$119,289	10.1%	$76,227	7.7%
Basic earnings per share	$4.93		$3.06
Diluted earnings per share	$4.85		$3.00
Weighted average shares used in computation of earnings per share:
Basic	24,187		24,942
Diluted	24,593		25,398

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 29, 2022	January 30, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$117,223	$73,622
Marketable securities	177,260	301,920
Receivables	14,427	16,558
Inventories	128,728	134,354
Prepaid expenses and other current assets	10,011	8,823
Total current assets	447,649	535,277
Fixed assets, net	91,451	98,352
Operating lease right-of-use assets	230,187	267,152
Goodwill	57,560	61,470
Intangible assets, net	14,698	16,029
Deferred tax assets, net	8,659	9,927
Other long-term assets	11,808	10,157
Total long-term assets	414,363	463,087
Total assets	$862,012	$998,364

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$55,638	$69,751
Accrued payroll and payroll taxes	31,209	27,911
Income taxes payable	1,137	6,317
Operating lease liabilities	63,577	66,993
Other liabilities	32,878	24,480
Total current liabilities	184,439	195,452
Long-term operating lease liabilities	204,309	246,123
Other long-term liabilities	4,946	4,193
Total long-term liabilities	209,255	250,316
Total liabilities	393,694	445,768

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—
Common stock, no par value, 50,000 shares authorized; 21,215 shares issued and outstanding at January 29, 2022 and 25,599 shares issued and outstanding at January 30, 2021	180,824	171,628
Accumulated other comprehensive (loss) income	(13,463)	939
Retained earnings	300,957	380,029
Total shareholders’ equity	468,318	552,596
Total liabilities and shareholders’ equity	$862,012	$998,364

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fiscal Year Ended
	January 29, 2022	January 30, 2021
	(Unaudited)
Cash flows from operating activities:
Net income	$119,289	$76,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	22,930	24,059
Noncash lease expense	64,466	61,694
Deferred taxes	2,374	(3,890)
Stock-based compensation expense	6,816	6,448
Impairment of long-lived assets	2,229	4,803
Other	2,728	(570)
Changes in operating assets and liabilities:
Receivables	2,884	928
Inventories	2,587	3,946
Prepaid expenses and other assets	(2,824)	1,010
Trade accounts payable	(14,060)	20,797
Accrued payroll and payroll taxes	3,649	3,841
Income taxes payable	(5,101)	1,602
Operating lease liabilities	(77,657)	(65,479)
Other liabilities	4,640	2,996
Net cash provided by operating activities	134,950	138,412
Cash flows from investing activities:
Additions to fixed assets	(15,749)	(9,057)
Purchases of marketable securities and other investments	(160,328)	(222,785)
Sales and maturities of marketable securities and other investments	277,720	121,301
Net cash provided by (used in) investing activities	101,643	(110,541)
Cash flows from financing activities:
Proceeds from issuance and exercise of stock-based awards	3,001	3,877
Payments for tax withholdings on equity awards	(621)	(154)
Common stock repurchased	(193,789)	(13,417)
Net cash (used in) provided by financing activities	(191,409)	(9,694)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,822)	3,522
Net increase in cash, cash equivalents, and restricted cash	43,362	21,699
Cash, cash equivalents, and restricted cash, beginning of period	80,690	58,991
Cash, cash equivalents, and restricted cash, end of period	$124,052	$80,690
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$42,767	$27,598
Accrual for repurchase of common stock	4,572	—
Accrual for purchases of fixed assets	984	231

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200